EXHIBIT 99.1

Amtech Reports Second Quarter Fiscal 2018 Results

TEMPE, Ariz., May 10, 2018 /PRNewswire/ -- Amtech Systems, Inc. (NASDAQ: ASYS), a global manufacturer and supplier of production equipment and related supplies for the solar, semiconductor and LED markets, today reported results for its second quarter ended March 31, 2018.

Second Quarter Fiscal 2018 Financial and Operational Highlights:

•	Net revenues of $32.8 million (Solar segment $12.6 million)

•	Net income of $2.8 million

•	Diluted earnings per share of $0.19

•	Customer orders of $28.8 million (Solar segment $7.0 million)

•	Quarter-end backlog of $63.1 million (Solar segment $35.0 million)

•	Book to bill ratio of 0.9:1 (0.6:1 Solar segment)

•	Unrestricted cash of $50.5 million

Mr. Fokko Pentinga, Chief Executive Officer of Amtech, commented, “Our semiconductor and polishing businesses are continuing to show year-over-year growth with sales of higher-margin products contributing to the sequential increase in our gross margin. Regarding our Solar segment, I am pleased to report that the installation and start-up of Phase I of the multi-phase 1 gigawatt bi-facial order is going smoothly and we have completed the first and second of three milestones. Our solar revenue is dependent on several factors, including the timing of customers’ investment in expanding solar cell production capacity, particularly the timing of turnkey orders. At this time, we look forward to continuing to assist our solar customers in their planning and review of optimal next-phase investments.”

Net revenue for the second quarter of fiscal 2018 was $32.8 million compared to $73.6 million in the preceding quarter and $32.9 million in the second quarter of fiscal 2017. The sequential decrease is primarily due to the shipment in the first quarter of this fiscal year of all of the equipment for Phase II of the large solar turnkey project. The timing of large Semiconductor orders and shipments also contributed to the sequential decrease. Compared to the prior year quarter, net revenue is relatively flat, with increases in Semiconductor and Polishing shipments offset by decreases in Solar shipments.

Unrestricted cash and cash equivalents at March 31, 2018 were $50.5 million, compared to $51.1 million at September 30, 2017.

At March 31, 2018, our total order backlog was $63.1 million (Solar segment $35.0 million), compared to total backlog of $65.9 million (Solar segment $39.3 million) at December 31, 2017. Backlog includes deferred revenue and customer orders that are expected to ship within the next 12 months.

Gross margin in the second quarter of fiscal 2018 was 36%, compared to 28% in the preceding quarter and 25% in the second quarter of fiscal 2017. Sequentially and compared to prior year, gross margin increased due to a higher-margin product mix and recognition of previously deferred profit, compared to revenue deferrals in the first quarter of fiscal 2018 and in the second quarter of fiscal 2017.

Selling, general and administrative expense ("SG&A") in the second quarter of fiscal 2018 was $9.5 million, compared to $10.6 million in the preceding quarter and $8.3 million in the second quarter of fiscal 2017. Sequentially, SG&A decreased primarily due to lower commissions and freight resulting from lower shipments. The increase in SG&A from the prior year quarter is due primarily to increased selling, freight and employee-related expenses.

Research, development and engineering (RD&E) expense was $2.2 million in the second quarter of fiscal 2018 compared to $2.0 million in the preceding quarter and $1.5 million in the second quarter of fiscal 2017.

Income tax in the second quarter of fiscal 2018 was a benefit of $2.8 million compared to expense of $1.2 million in the preceding quarter and expense of $0.2 million in the second quarter of fiscal 2017. The tax benefit recorded in the second quarter of fiscal 2018 is primarily due to the resolution of an uncertain tax position.

Net income for the second quarter of fiscal 2018 was $2.8 million, or $0.19 per diluted share, compared to a net loss of $1.4 million, or $0.11 per share for the second quarter of fiscal 2017 and net income of $6.5 million or $0.42 per diluted share in the preceding quarter.

Outlook

The company expects revenues for the quarter ending June 30, 2018 to be in the range of $34 to $37 million. Gross margin for the quarter ending June 30, 2018 is expected to be in the mid to upper 20 percent range, with operating margin slightly negative.

The solar and semiconductor equipment industries can be cyclical and inherently impacted by changes in market demand. Additionally, operating results can be impacted by the timing of orders, system shipments and the financial results of solar and semiconductor manufacturers.  The results for the coming quarters will be significantly influenced by the timing of the Phase III order of the 1GW turnkey project. Operating results could also be affected by the net impact of revenue deferral on shipments, recognition of revenue based on customer acceptances, and meeting start-up milestones of the turnkey production lines, all of which can have a significant effect on operating results.

A substantial portion of Amtech's revenues are denominated in Euros. The revenue outlook provided in this press release is based on an assumed exchange rate between the United States Dollar and the Euro. A significant decrease in the value of the Euro in relation to the United States Dollar could cause actual revenues to be lower than anticipated.

Conference Call

Amtech Systems will host a conference call and webcast today at 5:00 p.m. ET to discuss second quarter fiscal 2018 financial results. Those in the USA wishing to participate in the live call should dial (844) 868-9329. From Canada, dial (866) 605-3852, and internationally, dial (412) 317-6703.  Request “Amtech” when connected to the operator. A replay of the call will be available one hour after the end of the conference call through May 17, 2018.  To access the replay please dial US toll free (877) 344-7529 and enter code 10119630. Internationally, dial (412) 317-0088 and use the same code.  A live and archived web cast of the conference call can be accessed in the investor relations section of Amtech's website at www.amtechsystems.com.

About Amtech Systems, Inc.

Amtech Systems, Inc. is a global supplier of advanced thermal processing equipment to the solar, semiconductor / electronics, and LED manufacturing markets. Amtech's equipment includes diffusion, ALD and PECVD systems and solder reflow systems. Amtech also supplies wafer handling automation and polishing equipment and related consumable products. The Company's wafer handling, thermal processing and consumable products currently address the diffusion, oxidation, and deposition steps used in the fabrication of solar cells, LEDs, semiconductors, MEMS, printed circuit boards, semiconductor packaging, and the polishing of newly sliced sapphire and silicon wafers. Amtech’s products are recognized under the leading brand names Tempress SystemsTM, Bruce TechnologiesTM, PR HoffmanTM, R2D AutomationTM, SoLayTec, and BTU International.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this press release is forward-looking in nature. All statements in this press release, or made by management of Amtech Systems, Inc. and its subsidiaries ("Amtech"), other than statements of historical fact, are hereby identified as "forward-looking statements" (as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). The forward-looking statements in this press release relate only to events or information as of the date on which the statements are made in this press release. Examples of forward-looking statements include statements regarding Amtech's future financial results, operating results, business strategies, projected costs, products under development, competitive positions, and plans and objectives of Amtech and its management for future operations. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "should," "would," "expects," "plans," "anticipates," "intends," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology or our management are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. The Form 10-K, as amended, that Amtech filed with the Securities and Exchange Commission (the “SEC”) for the year-ended September 30, 2017, listed various important factors that could affect the company’s future operating results and financial condition and could cause actual results to differ materially from historical results and expectations based on forward-looking statements made in this document or elsewhere by Amtech or on its behalf. These factors can be found under the heading "Risk Factors" in the Form 10-K and investors should refer to them. Because it is not possible to predict or identify all such factors, any such list cannot be considered a complete set of all potential risks or uncertainties. Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Amtech Systems, Inc. Robert T. Hass Chief Financial Officer (480) 967-5146 irelations@Amtechsystems.com	Christensen Investor Relations Patty Bruner (480) 201-6075 pbruner@christensenir.com

AMTECH SYSTEMS, INC.
(NASDAQ: ASYS)
May 10, 2018
(Unaudited)

Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017
Revenues, net of returns and allowances	$32,783	$32,944	$106,394	$62,079
Cost of sales	21,058	24,549	74,332	45,241
Gross profit	11,725	8,395	32,062	16,838

Selling, general and administrative	9,478	8,260	20,058	15,258
Research, development and engineering	2,182	1,535	4,173	3,163
Operating income (loss)	65	(1,400)	7,831	(1,583)

Income (loss) from equity method investment	28	52	2	(91)
Interest and other expense, net	(38)	(197)	(86)	(116)
Income (loss) before income taxes	55	(1,545)	7,747	(1,790)
Income tax (benefit) provision	(2,780)	194	(1,540)	284
Net income (loss)	2,835	(1,739)	9,287	(2,074)

Add: net loss attributable to noncontrolling interest	—	319	—	599
Net income (loss) attributable to Amtech Systems, Inc.	$2,835	$(1,420)	$9,287	$(1,475)

Income (Loss) Per Share:
Basic income (loss) per share attributable to Amtech shareholders	$0.19	$(0.11)	$0.63	$(0.11)
Weighted average shares outstanding	14,891	13,188	14,835	13,184
Diluted income (loss) per share attributable to Amtech shareholders	$0.19	$(0.11)	$0.61	$(0.11)
Weighted average shares outstanding	15,154	13,188	15,223	13,184

AMTECH SYSTEMS, INC.
(NASDAQ: ASYS)
May 10, 2018
(unaudited)

Condensed Consolidated Balance Sheets
(in thousands, except share data)
	March 31, 2018	September 30, 2017
Assets
Current Assets
Cash and cash equivalents	$50,495	$51,121
Restricted cash	9,662	24,640
Accounts receivable
Trade (less allowance for doubtful accounts of $1,499 and $866 at March 31, 2018, and September 30, 2017, respectively)	22,719	22,519
Unbilled and other	18,651	14,275
Inventories	29,043	30,210
Vendor deposits	3,034	11,806
Other	2,633	2,542
Total current assets	136,237	157,113
Property, Plant and Equipment - Net	16,083	15,792
Intangible Assets - Net	3,289	3,495
Goodwill - Net	11,646	11,405
Investments	2,616	2,615
Deferred Income Taxes - Long-Term	200	200
Other Assets - Long-Term	946	1,003
Total Assets	$171,017	$191,623
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$19,129	$21,555
Accrued compensation and related taxes	6,865	7,592
Accrued warranty expense	1,495	1,254
Other accrued liabilities	3,262	2,056
Customer deposits	18,260	48,784
Current maturities of long-term debt	369	361
Deferred profit	5,085	4,081
Income taxes payable	1,933	286
Total current liabilities	56,398	85,969
Long-Term Debt	8,217	8,134
Income Taxes Payable - Long-Term	3,490	7,037
Total Liabilities	68,105	101,140
Commitments and Contingencies
Stockholders' Equity
Preferred stock; 100,000,000 shares authorized; none issued	—	—
Common stock; $0.01 par value; 100,000,000 shares authorized; shares issued and outstanding: 14,896,004 and 14,710,591 at March 31, 2018, and September 30, 2017, respectively	149	147
Additional paid-in capital	127,367	125,564
Accumulated other comprehensive loss	(7,192)	(8,529)
Retained deficit	(17,412)	(26,699)
Total stockholders' equity	102,912	90,483
Total Liabilities and Stockholders' Equity	$171,017	$191,623

AMTECH SYSTEMS, INC.
(NASDAQ: ASYS)
May 10, 2018
(unaudited)

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended March 31,
	2018	2017
Operating Activities
Net income (loss)	$9,287	$(2,074)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	916	1,255
Write-down of inventory	126	51
Capitalized interest	143	204
Deferred income taxes	(23)	24
Non-cash share based compensation expense	463	624
(Gain) loss on sale of property, plant and equipment	(57)	9
(Gain) loss from equity method investment	(2)	91
Provision for (reversal of) allowance for doubtful accounts, net	48	(1,217)
Changes in operating assets and liabilities:
Restricted cash	15,710	(1,703)
Accounts receivable	(3,642)	(2,002)
Inventories	1,644	1,840
Accrued income taxes	(1,899)	169
Vendor deposits and other assets	9,097	(5,557)
Accounts payable	(2,954)	1,823
Customer deposits and accrued liabilities	(31,481)	17,531
Deferred profit	819	520
Net cash (used in) provided by operating activities	(1,805)	11,588
Investing Activities
Purchases of property, plant and equipment	(686)	(210)
Proceeds from sale of property, plant and equipment	68	34
Net cash used in investing activities	(618)	(176)
Financing Activities
Proceeds from exercise of stock options	1,340	94
Payments on long-term debt	(183)	(319)
Borrowings on long-term debt	—	137
Net cash provided by (used in) financing activities	1,157	(88)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	640	(119)
Net (Decrease) Increase in Cash and Cash Equivalents	(626)	11,205
Cash and Cash Equivalents, Beginning of Period	51,121	27,655
Cash and Cash Equivalents, End of Period	$50,495	$38,860